Exhibit 99.1

MBIA Inc. Reports First Quarter 2014 Financial Results

ARMONK, N.Y.--(BUSINESS WIRE)--May 12, 2014--MBIA Inc. (NYSE:MBI) (the Company) today reported an adjusted pre-tax loss (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $99 million for the first quarter of 2014 compared with an adjusted pre-tax loss of $20 million for the same period of 2013. MBIA Inc. recorded consolidated net income of $256 million, or $1.32 per diluted share, for the first quarter of 2014 compared with consolidated net income of $164 million, or $0.84 per diluted share, for the same period of 2013.

Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) was $26.64 as of March 31, 2014 compared with $27.78 as of December 31, 2013.

“The first quarter represented another milestone on our journey to financial stability and re-entry into the municipal finance market,” said MBIA Inc. President and Chief Financial Officer Chuck Chaplin. “In March, National Public Finance Guarantee Corp. achieved a rating upgrade to ‘AA-’ from Standard & Poor’s and today added a ‘AA+’ rating from the Kroll Bond Rating Agency. National is the largest bond insurer exclusively focused on domestic public finance and the Double-A ratings will enable National to begin insuring bonds in the municipal market. We are looking forward to writing new business and adding value for issuers, investors and our shareholders.”

“In MBIA Insurance Corp., the trend toward lower volatility continued in the quarter, with $6.7 billion of exposures commuted or terminated, bringing the portfolio down to $70 billion of gross par insured as of March 31, 2014,” Mr. Chaplin continued. “At the same time, recent trends in overall economic losses and payments on second-lien RMBS have been favorable.”

The increase in the adjusted pre-tax loss for the three months ended March 31, 2014 compared with the same period of 2013 was driven primarily by losses on financial instruments at fair value and foreign exchange compared to gains in 2013 and lower net premiums earned, partially offset by decreases in legal and litigation related operating expenses. ABV per share and adjusted pre-tax income provide investors with alternative views of the Company’s operating results that management finds useful in measuring financial performance. Reconciliations of ABV per share to book value (BV) per share calculated in accordance with GAAP and adjusted pre-tax income to pre-tax income calculated in accordance with GAAP are attached.

The increase in reported consolidated net income was primarily due to higher net gains from a reduction in derivative liabilities as a result of commutation activity, partially offset by an increase in loss and loss adjustment expenses. Consolidated total revenues for the three months ended March 31, 2014 included $469 million of net gains on insured derivatives, primarily in the Structured Finance and International Insurance segment, compared with $61 million of net losses for the same period of 2013. Consolidated total expenses for the three months ended March 31, 2014 included $50 million of net insurance loss and loss adjustment expenses compared with a $194 million net benefit to losses incurred for the same period of 2013.

The Company’s net derivative liability (the cumulative negative mark-to-market) with respect to insured credit default swaps was $309 million as of March 31, 2014, its lowest level since the second quarter of 2007.

U.S. Public Finance Insurance Results

The Company’s U.S. public finance insurance business is primarily conducted through its National Public Finance Guarantee Corporation (National) subsidiary. The U.S. Public Finance Insurance segment recorded $92 million of pre-tax income in the first quarter of 2014 compared with $142 million of pre-tax income in the same period of 2013.

Total premiums earned in the U.S. Public Finance Insurance segment were $65 million in the first quarter of 2014, down 37 percent from $103 million of total premiums earned in the same period of 2013, reflecting a 53 percent decrease in refunded premiums earned and a 23 percent decline in scheduled earned premiums. Refunded premiums earned declined due to a lower level of market refundings in the period. The decline in scheduled earned premiums resulted from portfolio amortization and high refunding volume over the past several years. National did not write any new business during the first quarter of 2014.

Net investment income for the U.S. Public Finance Insurance segment was $33 million in the first quarter of 2014, down 33 percent from $49 million in the first quarter of 2013 primarily due to higher asset balances invested at lower average yields following the repayment of the secured loan that National had extended to MBIA Insurance Corporation (MBIA Corp.).

Net gains on financial instruments at fair value and foreign exchange totaled $4 million in the first quarter of 2014, compared with $32 million of gains in the comparable period of 2013. The decline was primarily attributable to lower gains from asset sales in the first quarter of 2014 compared with the first quarter of 2013.

The U.S. Public Finance Insurance segment’s loss and loss adjustment expenses were a benefit of $14 million in the first quarter of 2014 compared with a $4 million expense in the same period of 2013.

Expenses associated with the amortization of deferred acquisition costs totaled $14 million in the first quarter of 2014, compared with $22 million in the same period of 2013, reflecting lower premiums earned and the reduction in the outstanding balance of the Company’s insured public finance portfolio.

Operating expenses were $13 million in the first quarter of 2014, compared with $18 million in the same period of 2013. The decrease in operating expenses in the first quarter of 2014 was driven by lower legal expenses following the settlement of certain litigation challenging the creation of National.

National had qualified statutory capital of $3.3 billion and claims-paying resources totaling $5.2 billion as of March 31, 2014.

On March 18, 2014, Standard & Poor’s Ratings Services (S&P) raised its financial strength rating on National to ‘AA-’ from ‘A’. The outlook on the company is stable. On May 12, 2014, the Kroll Bond Rating Agency assigned a AA+, Stable Outlook insurance financial strength rating to National.

Structured Finance and International Insurance Results

The structured finance and international insurance business is primarily conducted through MBIA Corp. and its subsidiaries.

The Structured Finance and International Insurance segment had pre-tax income on a GAAP basis of $392 million in the first quarter of 2014, compared with pre-tax income of $136 million in the same period of 2013. Pre-tax income in the first quarter of 2014 increased compared with the first quarter of 2013 primarily due to an increase in net gains on the fair value of insured derivatives, partially offset by higher loss and loss adjustment expenses. The net gains on insured derivatives in the first quarter of 2014 were principally associated with the reversal of unrealized losses from commutations partially offset by settlements and claim payments. Financial guarantee losses and loss adjustment expenses (LAE) totaled $64 million in the first quarter of 2014 compared with a net benefit of $198 million in the same period of 2013 that resulted from increased expectations of recoveries related to ineligible mortgage loans in insured second-lien RMBS securitizations.

The Structured Finance and International Insurance segment had an adjusted pre-tax loss of $110 million for the first quarter of 2014 compared with an adjusted pre-tax loss of $97 million for the first quarter of 2013.

Insured portfolio economic loss (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) activity totaled $104 million in the first quarter of 2014, compared with $98 million in the same period of 2013. The following is a summary of economic loss activity in the first quarter of 2014:

1Q 2014 Economic Loss (Benefit) Activity
($ in millions)	Second-Lien RMBS	First-Lien RMBS	ABS CDO	CMBS	Other	Total
Increase (Decrease) in Expected Payments	$16	$26	$18	$18	$6	$84
(Increase) Decrease in Expected Salvage	21	2	(2)	2	(3)	20
Total Economic Losses (Benefit)	$37	$28	$16	$20	$3	$104

Net loss and LAE payments on insured second-lien RMBS exposures totaled $29 million in the first quarter of 2014 compared with $111 million in the same period of 2013.

As of March 31, 2014, MBIA Corp.’s statutory balance sheet reflected $480 million in cash and invested assets. Cash, short-term investments and other highly liquid investments available to meet liquidity demands, excluding amounts held by subsidiaries, totaled $423 million. The Company believes MBIA Corp.’s current liquidity position, together with future cash inflows, is adequate to make expected future claim payments.

MBIA Corp. had qualified statutory capital of $787 million and claims-paying resources totaling $3.0 billion as of March 31, 2014.

Advisory Services

The Company’s Advisory Services business is primarily conducted in its Cutwater Asset Management subsidiary. The Advisory Services segment recorded a pre-tax loss of $7 million in the first quarter of 2014 compared with a pre-tax loss of $1 million in the same period of 2013. The pre-tax loss in the first quarter of 2014 was driven primarily by a loss in foreign exchange from the liquidation of a foreign subsidiary and by lower fees due to declines in assets under management.

MBIA Inc. Holding Company

MBIA Inc. contains the Corporate segment and Wind-down Operations. General corporate activities are conducted through the Corporate segment. The Company’s corporate operations primarily consist of holding company activities, including its shared services company. The Company’s Wind-down Operations comprise its Asset/Liability Management (ALM) and Conduit segments, both of which are in run-off.

The Corporate segment recorded a pre-tax loss of $28 million in the first quarter of 2014 compared with a pre-tax loss of $46 million in the same period of 2013. The decrease in the Corporate segment's pre-tax loss was primarily driven by lower operating expenses, partially offset by increased mark-to-market losses on the value of outstanding warrants issued on MBIA Inc. common stock and lower fees from affiliates. Operating expenses in the first quarter of 2013 were negatively impacted by the cost of issuance of common stock warrants related to the Company’s comprehensive settlement with Bank of America.

The Company’s Wind-down Operations recorded a pre-tax loss of $47 million in the first quarter of 2014 compared with a pre-tax loss of $19 million in the same period of 2013. The larger pre-tax loss in the first quarter of 2014 compared with the same period of 2013 was driven by net losses on financial instruments at fair value and foreign exchange compared with net gains in the first quarter of 2013, partially offset by lower operating expenses of consolidated variable interest entities (VIEs). The net losses on financial instruments at fair value and foreign exchange resulted from foreign exchange losses in the first quarter of 2014 compared with gains in the comparable period of 2013, and losses on interest rate swaps in the ALM asset portfolio in the first quarter of 2014 compared with gains in the first quarter of 2013. The lower operating expenses of consolidated VIEs resulted from lower fees paid to the Corporate segment.

As of March 31, 2014, MBIA Inc. had liquidity of $499 million comprising cash and liquid assets of $443 million held in the Corporate segment available for general corporate liquidity purposes and $56 million not pledged directly as collateral held in the ALM segment. MBIA Inc. seeks to maintain sufficient liquidity and capital resources to meet its general corporate needs as well as the needs of the ALM operations. These amounts exclude $353 million held in escrow under its tax sharing agreement. Releases to MBIA Inc. from the tax escrow account totaled $173 million during the first quarter of 2014. The Company’s consolidated net operating loss (NOL) carryforward as of March 31, 2014 was approximately $3.1 billion. The Company expects to fully utilize the NOL carryforward prior to its expiration.

On March 18, 2014, S&P raised MBIA Inc.’s counterparty credit rating to ‘A-‘ from ‘BBB’. The outlook on the Company is stable.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Tuesday, May 13, 2014 at 8:00 AM (EDT) to discuss its first quarter 2014 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 34250434. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the call will be available approximately two hours after the completion of the call on May 13 until 11:59 p.m. on May 27 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The replay call code is also 34250434. In addition, a recording of the call will be available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks and uncertainties, the possibility that the Company will experience increased credit losses or impairments on public finance obligations we insure issued by state, local and territorial governments and finance authorities that are experiencing unprecedented fiscal stress, the possibility that MBIA Corp. will have inadequate liquidity to pay expected claims as a result of increased losses on certain structured finance transactions, in particular residential mortgage-backed securities transactions that include a substantial number of ineligible mortgage loans, or a delay or failure in collecting expected recoveries, the possibility that loss reserve estimates are not adequate to cover potential claims, a disruption in the cash flow from our subsidiaries or an inability to access capital and our exposure to significant fluctuations in liquidity and asset values within the global credit markets as a result of collateral posting requirements, our ability to fully implement our strategic plan, including our ability to achieve and maintain high stable ratings for National and generate investor demand for our financial guarantees, deterioration in the economic environment and financial markets in the United States or abroad, and adverse developments in European sovereign credit performance, real estate market performance, credit spreads, interest rates and foreign currency levels, the effects of governmental regulation, including insurance laws, securities laws, tax laws, legal precedents and accounting rules; and uncertainties that have not been identified at this time. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Armonk, New York is a holding company whose subsidiaries provide financial guarantee insurance, as well as related reinsurance, advisory and portfolio services, for the public and structured finance markets, and asset management advisory services. Please visit MBIA's website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why the Company believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value: Adjusted Book Value (ABV), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP book value. The Company uses ABV as a measure of fundamental value and considers the change in ABV an important measure of periodic financial performance. ABV adjusts GAAP book value to remove the impact of certain items which the Company believes will reverse over time, as well as to add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important to fundamental value and performance and which the likelihood and amount can be reasonably estimated. ABV assumes no new business activity. The Company has presented ABV to allow investors and analysts to evaluate the Company using the same measure that MBIA’s management regularly uses to measure financial performance. ABV is not a substitute for and should not be viewed in isolation from GAAP book value.

ABV is calculated on a consolidated basis and a segment basis. ABV by segment provides information about each segment’s contribution to consolidated ABV and is calculated using the same formula. ABV per share represents that amount of ABV allocated to each common share outstanding at the measurement date.

Adjusted Pre-tax Income (Loss): Adjusted pre-tax income (loss), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP pre-tax income (loss). The Company uses adjusted pre-tax income (loss) as a measure of fundamental periodic financial performance. Adjusted pre-tax income (loss) adjusts GAAP pre-tax income (loss) to remove the effects of consolidating insured VIEs and unrealized gains and losses related to fair valuing insured credit derivatives, which the Company believes will reverse over time, and adds in changes in the present value of insurance claims the Company expects to pay on insured credit derivatives, including those related to consolidated VIEs, based on its ongoing insurance loss monitoring and loss adjustment expenses. Adjusted pre-tax income (loss) is not a substitute for and should not be viewed in isolation from GAAP pre-tax income (loss) and the Company’s definition of adjusted pre-tax income (loss) may differ from that used by other companies.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Credit Impairments on Insured Derivatives: Credit impairments on insured derivatives represent actual net payments for the period plus the present value of the Company’s estimate of expected future net claim payments for such transactions, using a discount rate required by statutory accounting principles, plus loss adjustment expenses. Since the Company’s insured credit derivatives have similar terms, conditions, risks, and economic profiles to its financial guarantee insurance policies, the Company evaluates them for impairment periodically in the same way that it estimates loss and loss adjustment expenses for its financial guarantee insurance policies. Credit impairments on insured derivatives are equal to the Company’s statutory losses and loss adjustment expenses for such contracts.

Credit impairments on insured derivatives may differ from the fair values recorded in the Company’s financial statements. The Company expects that the majority of its exposure written in derivative form will not be settled at fair value. The fair value of an insured derivative contract will be influenced by a variety of market and transaction-specific factors that may be unrelated to potential future claim payments. In the absence of credit impairments or the termination of derivatives at losses, the cumulative unrealized losses recorded from fair valuing insured derivatives should reverse before or at the maturity of the contracts. Contracts also may be settled prior to maturity at amounts that may be more or less than their recorded fair values. Those settlements can result in realized gains or losses, and the reversal of unrealized losses. For these reasons, the Company believes its disclosure of credit impairments on insured derivatives provides additional meaningful information to investors about potential realized losses on these contracts.

Economic Losses: Economic losses for a reporting period represent the change in the discounted values of net payments without regard to the manner in which they are presented in the Company’s financial statements. Economic losses are calculated in accordance with GAAP, with the exception of those related to insured credit derivative impairments. The amounts reported for insured credit derivative impairments are calculated in accordance with U.S. STAT because GAAP does not contain a comparable measurement basis for these contracts. Losses and recoverables on VIEs that are eliminated in consolidation are included because the consolidation of these VIEs does not impact whether or not the Company will be required to make payments under insurance contracts. As a result of the different accounting bases of amounts, the total economic losses represent a non-GAAP measure.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (unaudited)
(In millions except share and per share amounts)

	March 31, 2014	December 31, 2013
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $5,173 and $5,064)	$5,200	$4,987
Investments carried at fair value	212	204
Investments pledged as collateral, at fair value (amortized cost $329 and $483)	278	424
Short-term investments held as available-for-sale, at fair value (amortized cost $1,318 and $1,203)	1,319	1,204
Other investments (includes investments at fair value of $12 and $11)	16	16
Total investments	7,025	6,835

Cash and cash equivalents	679	1,161
Premiums receivable	1,009	1,051
Deferred acquisition costs	250	260
Insurance loss recoverable	671	694
Assets held for sale	29	29
Deferred income taxes, net	917	1,109
Other assets	200	222
Assets of consolidated variable interest entities:
Cash	54	97
Investments held-to-maturity, at amortized cost (fair value $2,695 and $2,651)	2,793	2,801
Investments held as available-for-sale, at fair value (amortized cost $35 and $136)	35	136
Fixed-maturity securities at fair value	504	587
Loans receivable at fair value	1,557	1,612
Loan repurchase commitments	364	359
Total assets	$16,087	$16,953

Liabilities and Equity
Liabilities:
Unearned premium revenue	$2,337	$2,441
Loss and loss adjustment expense reserves	602	641
Investment agreements	689	700
Medium-term notes (includes financial instruments carried at fair value of $215 and $203)	1,418	1,427
Long-term debt	1,731	1,702
Derivative liabilities	381	1,152
Other liabilities	287	294
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $2,194 and $2,356)	5,012	5,286
Derivative liabilities	5	11
Total liabilities	12,462	13,654

Equity:
Preferred stock, par value $1 per share; authorized shares--10,000,000; issued and outstanding--none	-	-
Common stock, par value $1 per share; authorized shares--400,000,000; issued shares--281,291,579
and 277,812,430	281	278
Additional paid-in capital	3,115	3,115
Retained earnings	2,545	2,289
Accumulated other comprehensive income (loss), net of tax of $16 and $54	(13)	(86)
Treasury stock, at cost--86,086,648 and 85,562,546 shares	(2,324)	(2,318)
Total shareholders' equity of MBIA Inc.	3,604	3,278
Preferred stock of subsidiary and noncontrolling interest	21	21
Total equity	3,625	3,299
Total liabilities and equity	$16,087	$16,953

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(In millions except share and per share amounts)

	Three Months Ended March 31,
	2014	2013

Revenues:
Premiums earned:
Scheduled premiums earned	$69	$79
Refunding premiums earned	19	41
Premiums earned (net of ceded premiums of $2 and $2)	88	120
Net investment income	50	38
Fees and reimbursements	4	6
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	(369)	12
Unrealized gains (losses) on insured derivatives	838	(73)
Net change in fair value of insured derivatives	469	(61)
Net gains (losses) on financial instruments at fair value and foreign exchange	(55)	63
Net gains (losses) on extinguishment of debt	1	4
Other net realized gains (losses)	1	-
Revenues of consolidated variable interest entities:
Net investment income	12	16
Net gains (losses) on financial instruments at fair value and foreign exchange	3	33
Net gains (losses) on extinguishment of debt	4	-
Total revenues	577	219

Expenses:
Losses and loss adjustment	50	(194)
Amortization of deferred acquisition costs	10	16
Operating	46	106
Interest	54	60
Expenses of consolidated variable interest entities:
Operating	3	4
Interest	10	12
Total expenses	173	4
Income (loss) before income taxes	404	215
Provision (benefit) for income taxes	148	51
Net income (loss)	$256	$164

Net income (loss) per common share:
Basic	$1.33	$0.84
Diluted	$1.32	$0.84

Weighted average number of common shares outstanding:
Basic	189,033,982	189,111,170
Diluted	190,263,748	190,219,197

MBIA INC. AND SUBSIDIARIES
ADJUSTED PRE-TAX INCOME (LOSS) RECONCILIATION(1)
(In millions)

	Three Months Ended March 31,
	2014	2013
Adjusted pre-tax income (loss)	$(99)	$(20)
Additions to adjusted pre-tax income (loss):
Impact of consolidating certain VIEs	19	18
Mark-to-market gains (losses) on insured credit derivatives	838	(73)
Subtractions from adjusted pre-tax income (loss):
Impairments on insured credit derivatives	354	(290)
Pre-tax income (loss)	$404	$215

STRUCTURED FINANCE & INTERNATIONAL INSURANCE (MBIA CORP.)
ADJUSTED PRE-TAX INCOME (LOSS) RECONCILIATION(1)
(In millions)

	Three Months Ended March 31,
	2014	2013
Adjusted pre-tax income (loss)	$(110)	$(97)
Additions to adjusted pre-tax income (loss):
Impact of consolidating certain VIEs	18	16
Mark-to-market gains (losses) on insured credit derivatives	838	(73)
Subtractions from adjusted pre-tax income (loss):
Impairments on insured credit derivatives	354	(290)
Pre-tax income (loss)	$392	$136

(1)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share:
	As of March 31, 2014

		Structured
	U.S. Public	Finance and
	Finance	International	Advisory
	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Consolidated
Reported Book Value per Share	$20.12	$4.69	$0.11	$(2.97)	$(3.49)	$18.46

Reverse net unrealized (gains) losses included in OCI (after-tax)	0.07	(0.05)	-	0.06	(0.09)	(0.01)

Add net unearned premium revenue (after-tax) (1) (2)	3.91	3.32	-	-	-	7.23

Reverse cumulative net loss from consolidating certain VIEs (after-tax) (3)	-	0.32	-	-	-	0.32

Reverse cumulative unrealized loss on insured credit derivatives (after-tax)	-	1.02	-	-	-	1.02

Subtract cumulative impairments on insured credit derivatives (after-tax) (1)	-	(0.38)	-	-	-	(0.38)

Adjusted Book Value per Share (4)	$24.10	$8.92	$0.11	$(2.91)	$(3.58)	$26.64

	As of December 31, 2013

		Structured
	U.S. Public	Finance and
	Finance	International	Advisory
	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Consolidated
Reported Book Value per Share	$19.83	$3.48	$0.12	$(2.89)	$(3.49)	$17.05

Reverse net unrealized (gains) losses included in OCI (after-tax)	0.34	(0.06)	-	0.08	0.01	0.37

Add net unearned premium revenue (after-tax) (1) (2)	4.15	3.55	-	-	-	7.70

Reverse cumulative net loss from consolidating certain VIEs (after-tax) (3)	-	0.38	-	-	-	0.38

Reverse cumulative unrealized loss on insured credit derivatives (after-tax)	-	3.87	-	-	-	3.87

Subtract cumulative impairments on insured credit derivatives (after-tax) (1)	-	(1.59)	-	-	-	(1.59)

Adjusted Book Value per Share (4)	$24.32	$9.63	$0.12	$(2.81)	$(3.48)	$27.78

(1)	The discount rate on financial guarantee installment premiums was the risk-free rate as defined by the accounting principles for financial guarantee insurance contracts and the discount rate on insured derivative installment revenue and impairments was 5.0%.
(2)	The amounts consist of installment and upfront financial guarantee premiums, insured derivative revenue and deferred commitment/structuring fees, net of deferred acquisition costs.
(3)	Represents the impact on consolidated total equity of VIEs that are not considered a business enterprise of the Company.
(4)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(Dollars in millions)

National Public Finance Guarantee Corporation

	March 31, 2014	December 31, 2013
Policyholders’ surplus	$2,165	$2,086
Contingency reserves	1,168	1,172
Statutory capital	3,333	3,258

Unearned premium reserve	1,613	1,678
Present value of installment premiums (1)	223	226
Premium resources (2)	1,836	1,904

Net loss and loss adjustment expense reserves (1)	(101)	(87)
Salvage reserves	167	177
Gross loss and loss adjustment expense reserves	66	90
Total claims-paying resources	$5,235	$5,252

Net debt service outstanding	$420,078	$435,194

Capital ratio (3)	126:1	134:1

Claims-paying ratio (4)	91:1	95:1

MBIA Insurance Corporation (5)
	March 31, 2014	December 31, 2013
Policyholders’ surplus	$401	$403
Contingency reserves	386	422
Statutory capital	787	825

Unearned premium reserve	523	535
Present value of installment premiums (6)	798	850
Premium resources (2)	1,321	1,385

Net loss and loss adjustment expense reserves (6)	(239)	103
Salvage reserves	1,121	1,148
Gross loss and loss adjustment expense reserves	882	1,251
Total claims-paying resources	$2,990	$3,461

Net debt service outstanding	$94,254	$106,385

Capital ratio (3)	120:1	129:1

Claims-paying ratio (4)	37:1	36:1

(1)	At March 31, 2014 and December 31, 2013 the discount rate was 3.14%.
(2)	The amounts consist of financial guarantee premiums and insured derivative premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)	Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.
(5)	The table reflects MBIA Insurance Corporation including its subsidiary MBIA UK limited.
(6)	At March 31, 2014 and December 31, 2013 the discount rate was 5.09%.

CONTACT:
MBIA Inc.
Media
Kevin Brown, +1-914-765-3648
or
MBIA Inc.
Investor Relations:
Greg Diamond, +1-914-765-3190